Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
     Centrue Financial (the “Company”) is the holding company for Centrue Bank (the “Bank”). All references to the Company in the following discussion include the Bank and the Bank’s wholly-owned service corporation, Centrue Service Corporation (“CSC”), unless indicated otherwise. In October 2003, Kankakee Bancorp, Inc. merged with Aviston Financial Corporation and subsequent to the merger, the remaining corporation changed its name to Centrue Financial Corporation. At the time of the merger, Aviston Financial had approximately $96.5 million in total assets. The subsidiary banks were merged to form the Bank, a state-chartered commercial bank. On March 5, 2004, the Company acquired Parish Bank and Trust Co. located in Momence, Illinois. At the time of the acquisition, Parish had approximately $21 million in total assets. On April 8, 2005, the Company acquired Illinois Community Bancorp, Inc., located in Effingham, Illinois. At the time of the acquisition, Illinois Community had approximately $29.9 million in total assets. The Company also opened a new branch in the growing Fairview Heights market in May 2005 and has announced plans to open additional branches in the St. Louis Metro East area over the next few years.
     The Company completed its second full year as Centrue Financial in 2005. Since the 2003 merger, a new experienced management team has been assembled by Thomas A. Daiber, who joined the Company as CEO during the merger. Virtually every senior officer position has been filled with a new executive. During 2005, the Company made significant progress in cleaning up the asset quality issues it inherited in 2003 and has reduced nonperforming loans by 66% from its peak in June 2004. Through the addition of a Chief Credit Officer and implementation of sound lending policies and practices, the Company’s asset quality has continued to improve. Following the expected liquidation of two large nonperforming assets in 2006, management expects the Company’s asset quality measurements to be at peer group levels.
     While operating as one significant business unit, the Company has a regional president for each of its four operating regions that has responsibility for managing the daily activity within each respective market. Management believes that customer service is enhanced through its practice of empowering its employees to make decisions while serving the customer. The Company continues to work to improve its operational efficiency and profitability while continuing to implement its previously announced strategy to expand within its markets and surrounding communities. During 2005, the Company entered two new markets and significantly expanded its presence in a third. As a result, the staffing level of the Company increased by thirty four full time equivalents during the year primarily due to the addition of the staff at the acquired Effingham location and due to staffing of the new Fairview Heights branch as well as the new loan production office in Plainfield. We also added management depth during 2005 with the addition of an experienced Chief Operating Officer and new managers for the mortgage, consumer lending, operations and compliance departments.
     Net income decreased 11.7% to $4.1 million in 2005 compared to record income of $4.6 million in 2004. The results for 2005 included costs associated with a data processing conversion, expenses related to stock options, the opening of the new Fairview Heights branch, the acquisition and integration of Illinois Community Bank in Effingham and other merger and acquisition activity. Assets grew 4.8% from $611.9 million at the end of 2004 to $641.5 million at the end of 2005.
     The Company has had an aggressive capital management plan over the last four years. As part of this strategy, the Company made open market purchases of its own stock totaling 1,045,335 common shares of stock at a total cost of $23.8 million. The Company repurchased 167,224 common shares at a total cost of $3.2 million ($19.15 per share) in 2002, 466,540 shares of stock at a total cost of $9.3 million ($19.95 per share) in 2003, 232,706 shares of stock at a total cost of $6.5 million ($27.99 per share) in 2004 and an additional 178,865 shares of stock at a total cost of $4.8 million ($26.93 per share) in 2005. The Company executed a 2 for 1 stock split in the form of a dividend during October of 2003. All references in this discussion to the prices and number of shares have been adjusted for this split. In addition, the Company is continuously evaluating balance sheet opportunities to augment and leverage its capital base to maximize stockholders’ return on equity. The Company will continue to evaluate opportunities in 2006 in an effort to enhance earnings.

     The Company’s results of operations are dependent primarily on net interest income, which is the difference, or “spread”, between the interest income earned on its loans and investments and its cost of funds, consisting of interest paid on its deposits and on borrowed funds. The Company’s operating expenses principally consist of employee compensation and benefits, occupancy, marketing and other general and administrative expenses. The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.
Mission and Goals
     The Company’s mission is to be the premier bank serving the communities between Chicago, Illinois and St. Louis, Missouri with a return on equity within the upper quartile of our peer group. Our regional banking philosophy is to support and empower our employees to provide superior customer service.
     In seeking to accomplish this mission, management has adopted a business strategy designed to accomplish a number of goals, including:
•	increase return on equity and increase stockholders’ value;

•	maintain the Bank’s capital at a level that exceeds regulatory requirements;

•	attain a high level of asset quality;

•	manage the Company’s exposure to changes in market interest rates;

•	maximize the Company’s net interest margin; and

•	to the extent available, take advantage of loan and deposit growth opportunities in the Company’s principal market areas.
     The Company has attempted to achieve these goals by focusing on a number of areas, including:
•	management of the Company’s capital to enhance stockholders’ value;

•	employment of experienced and dedicated officers and employees;

•	enhancement of controls over asset quality by employment of a chief credit officer and credit administration staff;

•	installation of an incentive compensation program for every employee based upon attainment of Company and individual objectives;

•	implementation of a sales management process to deepen existing customer relationships and to attract new customers from within our markets;

•	investment in new technology and item processing services to improve delivery of services to customers;

•	establishment of regional banking centers with a local regional president;

•	expansion of the Company’s geographic presence through strategic acquisitions and de novo branches;

•	the origination of commercial real estate, consumer, commercial business, and, multi-family and construction loans;

•	forming strategic alliances for ancillary banking services such as trust, brokerage and credit card services designed to enhance product offerings for customers while increasing efficiency;

•	providing high quality service to enhance customer loyalty; and

•	offering a variety of financial products and services to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.
Critical Accounting Policies
     In the ordinary course of business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. The Company believes the following discussion, including the allowance for loan losses, goodwill, real estate held for sale, mortgage servicing rights and deferred taxes, addresses the Company’s most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
     Allowance for Loan Losses — The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans. Management believes it uses the best information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While the Company believes it has established its existing allowance for loan loses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will be necessary if loan quality deteriorates.
     Goodwill — Costs in excess of the estimated fair value of identified net assets acquired through purchase transactions are recorded as an asset by the Company. This amount was originally amortized into expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortization in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and annual impairment assessments as of September 30. No impairment of goodwill was identified as a result of these tests. In making these impairment assessments, management must make subjective assumptions regarding the fair value of the Company’s assets and liabilities. It is possible that these judgments may change over time as market conditions or Company strategies change, and these changes may cause the Company to record impairment charges to adjust the goodwill to its estimated fair value.
     Real Estate Held for Sale — Real estate held for sale is recorded at the property’s fair value less estimated cost to sell at the date of foreclosure (cost). Initial valuation adjustments, if any, are charged against the allowance for loan losses. Property is evaluated to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred.
     Mortgage Servicing Rights — The Company recognizes as a separate asset the rights to service mortgage loans for others. The value of mortgage servicing rights is amortized in relation to the servicing revenue expected to be earned. Mortgage servicing rights are periodically evaluated for impairment based upon the fair value of those rights. Estimating the fair value of the mortgage servicing rights involves judgment, particularly of estimated prepayments speeds of the underlying mortgages serviced. Net income could be affected if management’s assumptions and estimates differ from actual prepayments.
     Deferred Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to an amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
     The above listing is not intended to be a comprehensive list of all the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.
Economic Climate
     During 2005, interest rates continued to rise at a rapid pace. For the second straight year, the Federal Open Market Committee (“the FOMC”) increased the federal funds target 200 basis points from 2.25% at the beginning of the year, up to 4.25% at the end of the year. Additionally, the Wall Street Journal prime rate increased from 5.25% to 7.25% by the end of 2005. In January 2006, the FOMC increased the federal funds rate an additional 25 basis points, which in turn caused a 25 basis point increase in the prime rate. The federal funds rate is the rate at which financial institutions borrow from each other, while the prime rate is one of the rates at which banks lend money to their customers. Of the Company’s commercial loans at December 31, 2005, approximately 36.9% are tied to the prime rate and immediately reprice. The increase in rates should continue to have a positive impact on the Bank’s ability to generate interest income on commercial loans, however, the increase in rates also places pressure on interest bearing liabilities. At the beginning of 2006, the slope of the U.S. Treasury yield curve has flattened and is slightly inverted. The Company expects to continue to see net interest margin pressure due to the fact that long-term rates have remained largely unchanged while short-term rates have increased 200 basis points during 2005.
Results of Operations
     The Company’s results of operations depend primarily on the level of its net interest and non-interest income and its control of operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned from or paid on them.
     Net Interest Income Analysis. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31, 2005			Year Ended December 31, 2004			Year Ended December 31, 2003
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$434,367	$26,857	6.18%	$433,406	$24,955	5.76%	$366,305	$23,523	6.42%
Investment securities (2)	123,863	5,240	4.23%	108,825	4,424	4.07%	75,088	3,554	4.73%
Other interest-earning assets	7,340	198	2.70%	12,037	119	0.99%	49,296	313	0.63%
FHLB stock	4,181	177	4.23%	3,462	214	6.18%	2,929	195	6.66%

Total interest-earning assets	569,751	32,472	5.70%	557,730	29,712	5.33%	493,618	27,585	5.59%

Other assets	62,318			52,308			45,080

Total assets	$632,069			$610,038			$538,698

Interest-bearing liabilities:
Time deposits	$253,847	7,499	2.95%	$261,473	6,467	2.47%	$243,629	7,564	3.10%
Savings deposits	94,206	644	0.68%	90,580	560	0.62%	78,450	860	1.10%
Interest Bearing Demand deposits	93,934	1,321	1.41%	92,698	780	0.84%	83,001	792	0.95%

Total interest bearing deposits	441,987	9,464	2.14%	444,751	7,807	1.76%	405,080	9,216	2.28%
Borrowings	79,820	3,600	4.51%	63,991	2,843	4.44%	62,115	2,780	4.48%

Total interest-bearing liabilities	521,807	13,064	2.50%	508,742	10,650	2.09%	467,195	11,996	2.57%

Non-interest bearing demand deposits	62,785			52,654			33,719
Other liabilities	3,448			4,039			3,700

Total liabilities	588,040			565,435			504,614

Stockholders’ equity	44,029			44,603			34,084

Total liabilities and stockholders’ equity	$632,069			$610,038			$538,698

Net interest income		$19,408			$19,062			$15,589

Net interest rate spread			3.20%			3.24%			3.02%
Net earning assets	$47,944			$48,988			$26,424

Net yield on average interest-earning assets (net interest margin)			3.41%			3.42%			3.16%
Average interest-earning assets to average interest-bearing liabilities		109.19%			109.63%			105.66%

(1)	Calculated on a tax-equivalent basis assuming a 35% tax rate, including loans held for sale, and net of deferred loan fees, loan discounts, loans in process and the allowance for loan losses. Includes net loan fees of $447, $276, and $142 for 2005, 2004, and 2003, respectively.

(2)	Calculated on a tax-equivalent basis assuming a 35% tax rate.

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).
     For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31,			Year Ended December 31,
	2005 vs. 2004			2004 vs. 2003
	Increase (Decrease)			Increase (Decrease)
	Due to		Total	Due to		Total
			Increase			Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
			(Dollars in thousands)
Interest earning assets:
Loans receivable	$30	$1,872	$1,902	$4,024	$(2,595)	$1,429
Investment securities	631	185	816	1,425	(555)	870
Other interest-earning assets	(38)	117	79	(315)	124	(191)
Federal Home Loan Bank stock	39	(76)	(37)	33	(14)	19

Total interest-earning assets	$662	$2,098	$2,760	$5,167	$(3,040)	$2,127

Interest bearing liabilities:
Certificate accounts	$(194)	$1,226	$1,032	$530	$(1,627)	$(1,097)
Savings deposits	23	61	84	118	(418)	(300)
Interest Bearing Deposits	9	532	541	87	(99)	(12)
Borrowings	678	79	757	83	(20)	63

Total interest-bearing liabilities	$516	$1,898	$2,414	$818	$(2,164)	$(1,346)

Net interest income			$346			$3,473

Comparison of Operating Results for 2005 to 2004
     General. Net income was $4.1 million, or $1.73 per share (diluted), for the year ended December 31, 2005 compared to $4.6 million, or $1.85 per share (diluted), for the year ended December 31, 2004. The 11.7% decrease in net income occurred primarily due to an increase in noninterest expenses of $2.9 million, partially offset by increases in net interest income of $285,000, noninterest income of $1.2 million, as well as decreases in the provision for loan losses of $549,000 and income tax expense of $337,000. The results for 2005 included costs associated with a data processing conversion, expenses related to stock options, the opening of the new Fairview Heights branch, the acquisition and integration of Illinois Community Bank in Effingham and other merger and acquisition activity.
     Net Interest Income. Tax equivalent net interest income was $19.4 million for the year ended December 31, 2005, an increase of $346,000, or 1.5%, compared to 2004. Tax equivalent net interest income increased primarily due to an increase in interest income of $2.8 million or 9.2%, partially offset by an increase in interest expense of $2.4 million or 22.7%. The increase in interest income resulted from an increase in the average balance of interest-earning assets of $12.0 million as well as an increase of 37 basis points in the average rate of interest on interest earning assets. The increase in interest expense resulted primarily from an increase in the average rate of interest on interest-bearing liabilities of 41 basis points, as well as an increase in the average balance of interest-bearing liabilities of $13.1 million. During 2005 the FOMC increased interest rates by 200 basis points. This increase raised short-term interest rates as well as the prime rate which was the primary driving force in the increase in the rates for both the interest earning assets and the interest bearing liabilities.
     Interest Income. Tax equivalent interest income totaled $32.5 million for 2005, an increase of $2.8 million or 9.3%, as compared to $29.7 million for 2004. This resulted from a $12.0 million increase in average interest-earning assets from $557.7 million during 2004 to $569.7 million during 2005, as well as an increase in the yield earned on interest-earning assets from 5.33% during 2004 to 5.70% during 2005.
     Tax equivalent interest on loans was $26.9 million for 2005, an increase of $1.9 million, or 7.6%, as compared to 2004. This was primarily attributable to an increase in the yield on loans from 5.76% during 2004 to 6.18% during 2005, as well as an increase of $961,000 in average outstanding loans. The increase in yields on loans resulted from an increase in overall interest rates, including the prime rate which resulted in loans repricing to higher interest rates during 2005.
     Tax equivalent interest earned on investment securities and other interest-earning assets and dividends on Federal Home Loan Bank of Chicago (“FHLB”) stock totaled $5.6 million for 2005, compared to $4.8 million for 2004. This represented an increase of 18.0% during 2005. The increase was primarily due to a rise in average yield on these assets from 3.83% in 2004 to 4.15% in 2005, as well as an increase in the average balance of these assets from $124.3 million in 2004 to $135.4 million in 2005. The overall increase in average yields was primarily due to variable rate securities repricing due to increases in overall interest rates.
     Interest Expense. Interest expense was $13.1 million for 2005, $2.4 million or 22.7% more than in 2004. This was due to an increase in average rates to 2.50% for 2005 from 2.09% for 2004, as well as an increase of $13.1 million in the average balance of interest-bearing liabilities to $521.8 million for 2005 compared to $508.7 million for 2004.
     During 2005, average interest bearing deposits decreased by $2.8 million, to $442.0 million for 2005, compared to $444.8 million for 2004. The rate paid on interest bearing deposits increased 38 basis points to 2.14% from 1.76%. The increase in the average cost of deposits was due to the higher interest rate environment, partially offset by a continued focus by the Company to shift to lower yielding deposits. Certificate of deposit accounts decreased $7.6 million from 2004 to 2005 and the ratio of certificate of deposit accounts to total interest bearing deposits decreased from 58.8% in 2004 to 57.4% in 2005. The decrease in average balances was primarily due to the focus by the Company to reduce higher yielding deposits, partially offset by balances acquired in the Illinois Community acquisition that occurred in April of 2005.
     Interest expense on borrowings was $3.6 million for 2005, $757,000 or 26.6% more than in 2004. The increase in interest expense on borrowings was primarily due to an increase in average balances of $15.8 million from $64.0 million in 2004 to $79.8 million in 2005, as well as an increase in the average rate of 7 basis points from 4.44% in 2004 to 4.51% in 2005. The increase in the average balance was primarily due to an increase in the average balance of customer repurchase agreements of $9.8 million.
     Provision for Loan Losses. The Company recorded a $651,000 provision for loan losses during 2005 compared to a $1.2 million provision during 2004. Charge-offs during 2005 decreased to $2.7 million from $3.6 million during 2004. Recoveries during 2005 increased to $822,000 from $295,000 in 2004. The ratio of net charge-offs to average outstanding loans dropped to 0.44% in 2005 from 0.77% in 2004. The decrease in the provision for loan losses was primarily due to a decrease in nonperforming loans as well as lower net charge-offs. The new management team has worked diligently over the past two years to reduce the level of nonperforming loans. This effort has resulted in the reduction of net charge offs and nonperforming loans in 2005. Management has implemented a new asset quality program in an effort to ensure that the Company is adequately reserved for loan losses. In line with the improvements garnered as a result of the asset quality program, it was determined that the Company could lower the provision for loan losses for 2005.
     The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s methodology to determine the adequacy of the allowance for loan losses considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio. Based upon the Company’s quarterly analysis of the adequacy of the allowance for loan losses, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management’s belief that the $4.5 million allowance for loan losses at December 31, 2005 was adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover all future losses.
     Each credit on the Company’s internal loan “watch list” is evaluated periodically to estimate potential losses. In addition, minimum loss estimates for each category of watch list credits are provided for based on management’s judgment which considers past loan loss experience and other factors. For installment and real estate mortgage loans, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total of the estimated loss exposure resulting from the analysis is considered the allocated portion of the allowance for loan losses. The amounts specifically provided for individual loans and pools of loans are supplemented by an unallocated portion of the allowance for loan losses. This unallocated amount is determined based on management’s judgment which considers, among other things, the risk of error in the specific allocations, other potential exposure in the loan portfolio, economic conditions and trends, and other factors. Further information is included in the asset quality section of this disclosure.
     The allowance for loan losses is charged when management determines that the prospects of recovery of the principal of a loan have significantly diminished. Subsequent recoveries, if any, are credited to the allowance for loan losses. All installment loans that are 90 to 120 days past due are charged off monthly unless the loans are insured for credit loss or where scheduled payments are being received. Real estate mortgage loans are written down to fair value upon foreclosure. Commercial and other loan charge-offs are made based on management’s on-going evaluation of non-performing loans.
     The following is a summary of certain asset quality information at December 31, 2005 and 2004:

	December 31,
	2005	2004
	(Dollars in thousands)
Total loans	$441,327	$424,854
Total assets	641,523	611,983
Allowance for loan losses	4,486	5,475
Net loan charge-offs	1,895	3,352
Nonperforming loans	3,823	6,991
Nonperforming assets	5,532	10,035
Net loan charge-offs as a percentage of average loans	0.44%	0.77%
Nonperforming assets to total assets	0.86%	1.64%
Allowance for loan losses to gross loans	1.02%	1.29%
Allowance for loan losses to nonperforming loans	117.34%	78.31%
     The Company will continue to report and monitor the adequacy of the allowance for loan losses based on management’s analysis of its loan portfolio and general economic conditions.
     Noninterest Income. Noninterest income increased $1.2 million for 2005 to $7.2 million, compared to $6.0 million for 2004. The 20.3% increase in noninterest income was the result of an increase of $1.5 million in fee income, offset by decreases of $283,000 in gain on sales of loans and a $127,000 decrease in gain on sale of real estate held for sale. The increase in fee income during 2005 was the result of the implementation of a new overdraft protection program that began in June of 2004. The decrease in the gain on sale of loans was primarily due to a lower volume of loan originations during 2005, including loans that the Company sold during 2004 in order to reduce interest rate risk in the mortgage loan portfolio. Additionally, the 2004 results included a gain on the sale of the credit card portfolio of $127,000. The gain on sale of loans for 2005 was primarily generated from new mortgage loan originations.
     Noninterest Expenses. Noninterest expenses were $20.0 million for 2005, as compared to $17.1 million for 2004. This represented an increase of $2.9 million or 17.1%. The increase in noninterest expenses primarily resulted from increases in compensation and benefits of $1.9 million, occupancy expenses of $203,000, furniture and equipment of $381,000, legal and professional fees of $184,000 and other expenses of $268,000. The acquisition of Illinois Community contributed increases of $411,000 in compensation and benefits, $93,000 in occupancy expense, $73,000 in furniture and equipment expense and $231,000 in other expense. The remaining $1.5 million increase in compensation and benefits was primarily due to the addition of key personnel, the addition of personnel upon the opening of the Fairview Heights location, as well as merit increases from 2004 to 2005. The remaining $110,000 increase in occupancy expense was primarily due to the opening of the Fairview Heights, Illinois office. The remaining $308,000 increase in furniture and equipment was primarily due to the write-down of $420,000 of fixed assets and prepaid expenses related to the Company’s former data processing system which became obsolete after the conversion to Jack Henry and Associates’ Silverlake system in June of 2005, partially offset by reduced furniture and equipment expenses for the remaining portion of the year. Legal and professional fees increased primarily due to the Company’s merger and acquisition activity.
     Income Taxes. Income tax expense was $1.5 million for 2005, as compared to $1.8 million for 2004. The Company’s effective tax rate was 26.7% for 2005 and 28.3% for 2004. These decreases were the result of the decrease in pre-tax income, as well as an increase in non-taxable income resulting from an increase in municipal investment income. A summary of the significant tax components is provided in Note 12 of the Notes to Consolidated Financial Statements included with the historical financial statements of the Company included as Exhibit 99.3 herewith.

Comparison of Operating Results for 2004 to 2003
     General. Net income was $4.6 million, or $1.85 per share (diluted), for 2004 compared to $1.0 million, or $0.49 per share (diluted), for 2003. The 346.9% increase in net income occurred primarily due to an increase in net interest income of $3.3 million, a decrease of $2.9 million in provision for loan losses, and an increase in noninterest income of $301,000 offset by an increase in noninterest expenses of $1.2 million, as well as an increase in income taxes of $1.7 million.
     Net Interest Income. Net interest income was $18.7 million for 2004, an increase of $3.3 million, or 21.1%, during 2004 compared to 2003. Net interest income increased primarily due to an increase in interest income of $1.9 million or 7.0% as well as a decrease in interest expense of $1.3 million or 11.2%. The increase in interest income resulted from an increase in the average balance of interest-earning assets of $64.1 million, partially offset by a decrease of 26 basis points in the average rate of interest on interest earning assets. The decrease in interest expense resulted primarily from the decrease in the average rate of interest on interest-bearing liabilities of 48 basis points, which was partially offset by an increase in the average balance of interest-bearing liabilities of $41.5 million. During 2004, the interest rate environment shifted higher beginning at the end of the second quarter of the year and continued higher throughout the end of 2004. This increase raised short-term interest rates as well as the prime rate and had a positive effect on net interest income during the second half of 2004.
     Interest Income. Tax equivalent interest income totaled $29.7 million for 2004, an increase of $2.1 million or 7.7%, as compared to $27.6 million for 2003. This resulted from a $64.1 million increase in average interest-earning assets from $493.6 million during 2003 to $557.7 million during 2004, partially offset by a decrease in the yield earned on interest-earning assets from 5.59% during 2003 to 5.33% during 2004.
     Tax equivalent interest on loans was $25.0 million for 2004, an increase of $1.5 million, or 6.1%, as compared to 2003. This was primarily attributable to an increase of $67.1 million in average outstanding loans as well as a decrease in the yield on loans from 6.42% during 2003 to 5.76% during 2004. The decrease in yields on loans resulted from loans repricing to lower interest rates during 2003 and early 2004.
     Tax equivalent interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $4.8 million for 2004, compared to $4.1 million for 2003. This represented an increase of 17.2% during 2004. This was primarily due to an increase in average yield on these assets from 3.19% in 2003 to 3.83% in 2004, which was partially offset by a decrease in the average balance of these assets from $127.3 million in 2003 to $124.3 million in 2004. The overall increase in average yields was primarily due to the Company shifting lower yielding federal funds sold to higher yielding investment securities.
     Interest Expense. Interest expense was $10.7 million for 2004, $1.3 million or 11.2% less than in 2003. This was due to a decrease in average rates to 2.09% for 2004 from 2.57% for 2003, which was partially offset by an increase of $41.5 million in the average balance of interest-bearing liabilities to $508.7 million for 2004 compared to $467.2 million for 2003.
     During 2004, average interest bearing deposits increased by $39.7 million, to $444.8 million for 2004, compared to $405.1 million for 2003. The rate paid on interest bearing deposits decreased 52 basis points to 1.76% from 2.28%. The decrease in the average cost of deposits was due to the lower interest rate environment as well as a continued focus by the Company to shift to lower yielding deposits. The increase in average balances was primarily due to the Aviston Financial merger that occurred in October of 2003 and the Parish acquisition that occurred in March of 2004.
     During both 2004 and 2003, $2.8 million of the Company’s interest expense related to borrowings. While interest expense on borrowed funds remained constant, the average balance of borrowed funds increased $1.9 million from $62.1 million in 2003 to $64.0 million in 2004. The increase in the average balance was partially offset by a decrease of four basis points in the average interest rate on borrowed funds to 4.44% in 2004 from 4.48% in 2003.
     Provision for Loan Losses. The Company recorded a $1.2 million provision for loan losses during 2004 compared to a $4.1 million provision during 2003. Charge-offs during 2004 decreased to $3.6 million from $6.2 million during 2003. Recoveries during 2004 decreased to $295,000 from $632,000 in 2003. The ratio of net charge-offs to average outstanding loans was 0.77% in 2004 and 1.53% in 2003. The decrease in the provision for loan losses was primarily due to the higher amount of net charge-offs taken during 2003 compared to 2004. The majority of the charge-offs taken in 2004 had previously been reserved for during 2003 and prior years.
     Noninterest Income. Noninterest income increased $301,000 for 2004 to $6.0 million, compared to $5.7 million for 2003. The 5.3% increase in noninterest income was the result of an increase of $1.5 million in fee income, offset by decreases of $385,000 in gain on sales of loans, $478,000 in gain on sale of branch, and a $247,000 decrease in other income. The increase in fee income during 2004 was the result of an overall restructuring of fees to be more competitive with other local banks as well as the implementation of a new overdraft protection program that began in June of 2004. The decrease in the gain on sale of loans was primarily due to the large amount of mortgage refinancing that took place in 2003 as a result of the low interest rate environment. The gain on sale of loans for 2004 was primarily generated from new mortgage loan originations. The gain on sale of branch in 2003 was due to the Company selling a branch in Hoopeston, Illinois. The decrease in other income was due to several immaterial changes.
     Noninterest Expenses. Noninterest expenses were $17.1 million for 2004, as compared to $15.9 million for 2003. This represented an increase of $1.2 million or 7.4%. The increase in noninterest expenses primarily resulted from increases in compensation and benefits of $645,000, furniture and equipment of $425,000, and other expenses of $201,000. These increases were partially offset by a decrease in legal and professional fees of $224,000. The increases in compensation and benefits, furniture and equipment, and other expenses were primarily due to additional personnel and locations resulting from the Aviston Financial merger which occurred in October 2003. Legal and professional fees decreased due to legal costs incurred in 2003 relating to the Company’s name change and fees relating to merger and acquisition activity which were not allowed to be capitalized.
     Income Taxes. Income tax expense was $1.8 million for 2004, as compared to $106,000 for 2003. The Company’s effective tax rate was 28.3% for 2004 and 9.3% for 2003. These increases were the result of the increase in pre-tax income, partially offset by an increase in non-taxable income resulting from an increase in municipal investment income as well as the reduction in the valuation allowance for deferred taxes. The valuation allowance for deferred taxes was reduced due to the Companies belief that net operating losses for state income taxes will be realized prior to their expiration date.
     Financial Condition. Total assets increased by $29.6 million or 4.8% to $641.5 million at December 31, 2005, from $611.9 million at December 31, 2004. The increase in total assets was due primarily to the acquisition of Illinois Community Bank with specific increases in cash and cash equivalents of $5.0 million, net loans of $9.6 million, loans held for sale of $8.0 million, office properties and equipment of $4.3 million and, goodwill of $2.0 million, offset by a decrease in real estate held for sale of $1.3 million.
Lending Activities
     General. The principal lending activity of the Company is to offer financial services to our commercial, consumer and residential customers located in our primary market areas. These financial services include 1-4 family residential, multi-family, commercial business, commercial real estate, consumer loans and all types of construction loans. In addition, to increase overall profitability and to diversify our portfolio, we continue to focus our loan growth rate on commercial and commercial real estate lending which will move us to be more in line with our commercial banking peers. From time to time, the Company has also utilized loan purchases to supplement loan originations.
     Net loans increased by $9.5 million or 2.3% to $428.5 million at December 31, 2005 from $419.0 million at December 31, 2004. Loans held for sale increased to $8.4 million at December 31, 2005 from $416,000 at December 31, 2004. The increase in net loans and loans held for sale was primarily attributable to the acquisition of Illinois Community as well as new loan originations, partially offset by paydowns on previously existing loans. During the last few years, the Company has re-focused its loan efforts on the commercial portfolio and as a result experienced a high volume of commercial related loan originations. The Company expects to continue to focus on increasing the commercial and commercial real estate loan portfolio during 2006.
     Loan Composition. The following table provides information concerning the composition of the Company’s loan portfolio in dollar amounts and in percentages (before deductions for deferred fees and discounts and allowances for loan losses) as of the dates indicated. Loans held for sale are included in one-to-four family real estate loans.

	December 31,
	2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate Loans:
One-to-four family	$170,803	38.68%	$175,640	41.32%	$212,578	48.97%	$228,623	58.39%	$247,435	62.20%
Multi-family	8,274	1.88	15,655	3.68	16,461	3.79	13,672	3.49	11,983	3.01
Commercial	131,365	29.75	101,516	23.88	77,142	17.77	56,589	14.45	48,543	12.20
Construction and Development	34,274	7.76	28,731	6.76	26,173	6.03	20,243	5.17	19,884	5.00

Total real estate loans	344,716	78.07	321,542	75.64	332,354	76.56	319,127	81.50	327,845	82.41

Commercial loans	57,864	13.10	61,090	14.37	58,235	13.42	33,301	8.51	31,255	7.86

Consumer Loans:
Home equity	30,138	6.83	28,188	6.63	24,305	5.60	22,560	5.76	18,407	4.63
All other consumer	8,853	2.00	14,303	3.36	19,185	4.42	16,558	4.23	20,288	5.10

Total consumer loans	38,991	8.83	42,491	9.99	43,490	10.02	39,118	9.99	38,695	9.73

Total loans	441,571	100.00%	425,123	100.00%	434,079	100.00%	391,546	100.00%	397,795	100.00%

Less:
Deferred fees and discounts	244		269		565		505		470
Allowance for loan losses	4,486		5,475		7,471		6,524		2,582

Total loans, net	$436,841		$419,379		$426,043		$384,517		$394,743

     As of December 31, 2005, the total amount of loans due after December 31, 2005 which had predetermined interest rates was $271.6 million, while the total amount of loans due after such date which had floating or adjustable interest rates was $170.0 million.
     As a state chartered commercial bank, the amount of loans the Bank is permitted to make to any one borrower is generally limited to 25% of the Bank’s unimpaired capital and surplus. At December 31, 2005, the Bank’s regulatory loan-to-one borrower limit was $12.1 million. Additionally, as part of the Bank’s loan policy and strategic plan the Bank sets guidelines on the percentage of each type of loan for the loan’s portfolio. The concentrations of loans by type are regularly reviewed by the chief credit officer and by the loan committee. As of December 31, 2005, the Bank did not have any concentrations in loan types that are not already disclosed.
Investment Activities
     Investment securities available-for-sale increased $427,000 to $125.2 million at December 31, 2005 compared to $124.8 million at December 31, 2004.
     The composition and maturities of the investment securities portfolio at December 31, 2005, are indicated in the following table, at amortized cost which excludes unrealized gains (losses) on securities available for sale.

	At December 31, 2005
	Less Than		1 to		5 to		Over
	1 Year		5 Years		10 Years		10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available for sale
U.S. Treasury and government agency securities	$2,563	4.17%	$75,362	4.17%	$—	—%	$—	—%	$77,925	4.17%
Municipal bonds	1,015	3.63	6,079	3.30	16,399	3.17	—	—	23,493	3.18
Corporate bonds	—	—	2,060	4.26	—	—	—	—	2,060	4.26
Mortgage backed securities	63	8.00	3,147	4.21	1,349	4.96	14,653	5.42	19,212	5.15
Mutual funds and equity securities	779	4.62	—	—	—	—	—	—	779	4.62
Other securities	—	—	—	—	—	—	4,250	5.34	4,250	5.34

Total	$4,420	3.77%	$86,648	4.11%	$17,748	3.17%	$18,903	5.19%	$127,719	4.18%

Office properties and equipment increased $4.3 million to $22.6 million at December 31, 2005 compared to $18.3 million at December 31, 2004. The increase was primarily attributable to the acquisition of Illinois Community as well as the completion of construction of a new branch office in Fairview Heights, Illinois, and various equipment upgrades.
     Goodwill increased $2.0 million to $14.4 million at December 31, 2005 compared to $12.4 million at December 31, 2004. The increase in goodwill was a result of the purchase of Illinois Community and represented the full amount of goodwill created in the transaction. Accounting for goodwill and the measurement of impairment is discussed in more detail in Note 1 of the Notes to Consolidated Financial Statements included as Exhibit 99.3 herewith.
     Real estate held for sale decreased $1.3 million to $1.7 million at December 31, 2005 compared to $3.0 million at December 31, 2004. The decrease in real estate held for sale was primarily attributable to the sale of a portion of the Company’s largest real estate owned property. Additionally, the amount of loans transferred to real estate held for sale decreased from $3.3 million in 2004 to $1.2 million in 2005.
Deposits
     Deposits increased by $12.1 million or 2.4% to $507.9 million at December 31, 2005, from $495.8 million at December 31, 2004. During 2004, the Company also began a sweep repurchase program which totaled $8.6 million at the end of 2004 and increased to $16.3 million at the end of 2005. While not considered deposits, the sweep repurchase program allows business customers to sweep their funds to interest bearing accounts while maintaining collateralized balances. The balances for the sweep repurchase program are included in short-term borrowings. During 2004 and 2005, the Company attempted to reduce higher rate interest-bearing liabilities in the face of intense competition in the various markets in which the Company operates and was able to increase checking and sweep accounts and decrease certificate of deposit accounts. In 2006, the Company will continue to look for ways to reduce its overall cost of funds, including pursuing lower rate deposits.
     The following table sets forth the composition of deposits and the percentage of each category to total deposits for the periods presented.

	December 31, 2005		December 31, 2004
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest bearing demand deposits	$67,982	13.38%	$53,919	10.88%
Interest bearing demand deposits	41,081	8.09	48,495	9.78
Savings and money market deposits	143,922	28.34	134,876	27.20
Time deposits $100,000 or more	73,017	14.37	61,274	12.36
Time deposits less than $100,000	181,914	35.82	197,213	39.78

Total deposits	$507,916	100.00%	$495,777	100.00%

Borrowings
     The Company utilizes borrowings primarily for three purposes. The first is to leverage the Company’s capital in order to generate additional net interest income. The second is the management of short term cash requirements. The third is to assist in funding acquisitions of other financial institutions. The decision to borrow money to leverage capital is based on several factors, including the current asset/liability mix, the regulatory capital position of the Bank and the adequacy of available interest rate spreads subject to the limits established by the Company. Borrowings for leveraging purposes are derived from securities sold under agreements to repurchase and advances from the FHLB. Borrowings related to short term cash management are in the form of advances from the FHLB, customer repurchase agreements, and as required, federal funds purchased. As a member of the FHLB, the Bank is authorized to apply for advances from the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. Borrowings related to funding acquisitions are in the form of notes payable from other financial institutions. Generally, these borrowings are short-term in nature.
     Short-term borrowings increased $12.8 million from $14.2 million in 2004 to $27.0 million in 2005. Short-term borrowings consist of overnight advances from the FHLB, customer sweep repurchase agreements, and federal funds purchased. The increase was due to an increase of $7.8 million of customer repurchase agreements and an increase in short-term FHLB borrowings of $10.7 million, partially offset by a $3.5 million decrease of federal funds purchased.
     Long-term borrowings increased $3.2 million from $55.5 million in 2004 to $58.7 million in 2005. Long-term borrowings consist of advances from the FHLB, notes payable, funds from securities sold under agreements to repurchase and junior subordinated debt owed to unconsolidated trusts (trust preferred securities). The increase in long-term borrowings was primarily due to an increase in borrowings from the FHLB of $12.6 million, partially offset by securities sold under agreements to repurchase which decreased $9.2 million.
     Stockholders’ equity on a per share basis increased by 4.7% from $18.19 at December 31, 2004, to $19.05 at December 31, 2005. Total stockholders’ equity decreased by $203,000 or 0.5% to $43.1 million at December 31, 2005. The decrease in stockholders’ equity was due mainly to common stock repurchases and a decrease in unrealized gains on available-for-sale securities. During 2005, the Company repurchased 178,865 shares of common stock at a total cost of approximately $4.8 million.
Asset Quality
     The Company’s asset quality management program, particularly with regard to loans, is designed to analyze potential risk elements and to support the growth of a profitable and high quality loan portfolio. The existing loan portfolio is monitored in a number of ways, including through the Company’s loan rating system. The loan rating system is also used to determine the adequacy of the allowance for loan losses. The Company’s loan analysis process proactively identifies, monitors and works with borrowers for whom there are indications of future repayment difficulties.
     The Company’s lending philosophy is to invest in loans in the communities served by its banking offices so it can effectively monitor and control risk. The majority of the loan portfolio is comprised of retail loans and loans to small-to-midsize businesses. The loan portfolio does not include any loans to foreign countries.
     Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status, loans 90 days or more past due that continue to accrue interest and restructured troubled debt. During the year ended December 31, 2005, total non-performing assets decreased by $4.4 million, or 44.5%, to $5.6 million from $10.0 million at December 31, 2004. The decrease in nonperforming assets was mainly attributable to significant efforts over the past two years which resulted in the final resolution of several long-standing nonperforming loans.
     The following table represents the amount of loans that were on non-accrual, past due 90 days and still accruing and forgone interest for each of the last five fiscal years.

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Non-accrual loans	$3,823	$6,769	$3,248	$6,834	$730
Loans past due 90 days and still accruing	—	222	2,232	3,439	391
Real estate held for sale	1,709	3,002	319	316	469
Troubled debt restructurings	35	42	281	480	611

Total nonperforming	$5,567	$10,035	$6,080	$11,069	$2,201

Interest income recognized on non-accrual loans and troubled debt restructurings	—	—	$199	$70	—
Foregone interest on non-accrual loans	$341	$520	$525	$387	$33
     The Company recognized large loan loss provisions of approximately 1% of total loans in both 2003 and 2002 on a group of commercial real estate and real estate development loans that were made in previous years. During 2003, the Company adopted a new loan policy and implemented new loan approval, documentation and monitoring processes. The Company also recruited and employed an experienced commercial lending team including three new regional presidents, each of whom is an experienced commercial lender, as well as three other seasoned commercial lenders. In 2004, the Company recruited a Chief Credit Officer to strengthen our monitoring of credit quality and the overall loan portfolio. His duties include responsibility for all credit administration activities and to oversee an independent review of new and existing loans in the portfolio. Company management performs a quarterly analysis of the adequacy of the allowance for loan losses. Management classifies problem loans into one of four categories: Special Mention, Substandard, Doubtful, and Loss. During the year ended December 31, 2005, total adversely classified loans decreased by $8.8 million to $10.6 million from $19.4 million at December 31, 2004. This decrease was due in part to the

Company’s implementation of an ongoing comprehensive loan review, as well as the adoption and implementation of a new comprehensive loan policy that has identified problem loans in a more timely manner. The new program was designed to assist management in focusing collection efforts in problem areas and is expected to continue to result in lower charge-offs. Classified loans began decreasing in 2004 and decreased dramatically during 2005. The Company will continue to work to reduce the volume of classified loans in 2006.
     Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has a concern as to the borrowers’ ability to comply with the present loan payment terms. Management believes such loans present more than the normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 2005, such loans amounted to approximately $9.7 million, as compared to $12.4 million at December 31, 2004.
     Analysis of Allowance for Loan Losses. The following table sets forth an analysis of the Company’s allowance for loan losses.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$5,475	$7,471	$6,524	$2,582	$2,156
Charge-offs:
One-to-four family	158	—	—	2	—
Commercial real estate	143	1,333	1,134	—	28
Consumer	1,028	235	144	79	61
Commercial business	1,388	2,079	4,964	—	14

	2,717	3,647	6,242	81	103

Recoveries:
One-to-four family				8	14
Commercial real estate	451	110	583	—	1
Consumer	97	16	46	22	24
Commercial business	266	155	3	11	1

	822	295	632	33	26

Net charge-offs	(1,895)	(3,352)	(5,610)	(48)	(77)
Additions charged to operations	651	1,200	4,122	3,990	503
Additions through acquisitions	255	156	2,435	—	—

Balance at end of period	$4,486	$5,475	$7,471	$6,524	$2,582

Ratio of net charge-offs during the period to average loans outstanding during the period	0.44%	0.77%	1.53%	0.01%	0.02%

Ratio of net charge-offs during the period to average non-performing assets	41.52%	31.63%	110.06%	0.75%	3.07%

     The balance in the allowance for loan losses and the related amount charged to operations is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management’s estimate of future potential losses.
     Beginning in 2003, the Company undertook a comprehensive review of its loan procedures and implemented a new comprehensive loan policy. This process indicated the need for additional allocations of commercial related loans during 2004. During 2005, the Company again reviewed how it specifically allocated the allowance and made adjustments based upon its review of specific loans. The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans. Management establishes historical loss percentages and evaluates problem loans and adjusts allocations as necessary. Management believes it uses the best information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While the Company believes it has established its existing allowance for loan loses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates. The following table represents the allocation of the allowance for loan losses by loan category.

	December 31,
	2005		2004		2003		2002		2001
		Percent of		Percent of		Percent of		Percent of		Percent of
		Each		Each		Each		Each		Each
		Category to		Category to		Category to		Category to		Category to
	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans
	(Dollars in thousands)
One-to-four family	$711	38.68%	$581	41.32%	$1,012	48.97%	$224	58.39%	$157	62.20%
Multi-family	220	1.88	76	3.68	197	3.79	7	3.49	6	3.01
Commercial real estate	1,139	29.75	1,877	23.88	2,455	17.77	3,212	14.45	933	12.20
Construction and development	728	7.76	284	6.76	1,673	6.03	1,403	5.17	532	5.00
Commercial	1,269	13.10	2,194	14.37	1,454	13.42	1,434	8.51	729	7.86
Consumer	310	8.83	348	9.99	336	10.02	244	9.99	225	9.73
Unallocated	109	—	114	—	344	—	—	—	—	—

Total	$4,486	100.00%	$5,474	100.00%	$7,471	100.00%	$6,524	100.00%	$2,582	100.00%

Asset/Liability Management
     In an attempt to manage its exposure to changes in interest rates, management closely monitors the Company’s interest rate risk. The Bank has a funds management committee that consists of the Chief Executive Officer, Chief Operating Officer, a Regional President, the Corporate Controller and the Bank Controller. The committee meets monthly and reviews the Bank’s interest rate risk position and evaluates its current asset/liability pricing and strategies. The committee adjusts pricing and strategies as needed and makes recommendations to the Bank’s board of directors regarding significant changes in strategy. In addition, on a quarterly basis, the board reviews the Bank’s asset/liability position, including simulations of the effect on the Bank’s capital of various interest rate scenarios.
     The Company’s exposure to market risk is reviewed on a regular basis by the funds management committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The Funds Management Committee generally uses three types of analysis in measuring and reviewing the Company’s interest rate sensitivity. These are Static GAP analysis, Dynamic Gap Analysis and Economic Value of Equity (“EVE”).
     The Static GAP analysis consists of examining the matching of assets and liabilities and the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive liabilities. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to adversely affect net interest income. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income while a negative gap would tend to result in an increase in net interest income.
     The following condensed GAP report summarizing the Company’s interest rate sensitivity sets forth the interest rate sensitivity of the Bank’s assets and liabilities at December 31, 2005. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. Based on the Company’s historical trends, interest bearing demand deposits, money market deposits, and savings deposits have been proven to be a very stable source of funds, even through interest rate fluctuations. Accordingly, Company management believes these deposits are not 100%

rate sensitive within the three months or less time frame. As a result, interest bearing demand and savings deposits have been allocated between the five repricing categories as follows: three months or less — 20%, after three through twelve months — 20%, after one through three years — 20%, after three through five years — 20%, and after five years — 20%. Money market deposits have been allocated between the categories as follows: after three through twelve months — 50% and after one through three years — 50%. Certificate accounts are assumed to reprice at the date of contractual maturity.

	Maturing or Repricing
		4 Months
	1-3	to One	Over 1-3	Over 3-5	Over 5
	Months	Year	Years	Years	Years	Total
	Amount	Amount	Amount	Amount	Amount	Amount
Fixed rate one-to-four family (including commercial real estate and construction loans)	$7,911	$9,750	$29,055	$39,915	$122,192	$208,823
Adjustable rate one-to-four family (including commercial real estate and construction loans)	34,020	24,074	28,756	8,893	5,876	101,619
Construction & Development	28,269	1,079	1,107	1,590	2,229	34,274
Commercial business loans	20,194	8,898	12,135	8,801	7,836	57,864
Consumer loans	24,510	2,080	4,557	7,268	576	38,991
Investment securities and other	14,427	3,829	37,218	44,703	25,013	125,190
Federal Funds Sold, interest bearing due from banks, money market funds, and certificates of deposit	4,692	50	—	—	—	4,742

Total interest-earning assets	134,023	49,760	112,828	111,170	163,722	571,503

Savings deposits	17,627	17,627	17,627	17,627	17,626	88,134
Now and money market	8,216	36,110	36,110	8,216	8,217	96,869
Certificates under $100,000	39,485	69,290	64,180	8,959	—	181,914
Certificates of $100,000 or more	34,533	24,834	11,779	1,871	—	73,017
Borrowings	47,314	17,000	7,500	—	3,223	75,037

Total interest-bearing liabilities	147,175	164,861	137,196	36,673	29,066	514,971

Interest-earning assets less interest-bearing liabilities	$(13,152)	$(115,101)	$(24,368)	$74,497	$134,656	$56,532

Cumulative interest-rate sensitivity gap	$(13,152)	$(128,253)	$(152,621)	$(78,124)	$56,532

Cumulative interest-rate gap as a percentage of assets	(2.05)%	(20.00)%	(23.80)%	(12.18)%	8.81%

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.
     The dynamic interest rate risk analysis calculates risk to net interest income under three different scenarios, including flat, upward and downward rate shifts. The analysis assumes that rates change over a 12 month time frame. The analysis calculates net interest spread, net interest margin, loan to deposit, cost of funds, ratio of earning assets and capital. The model assumes that as principal runs off, principal is reinvested into the same category. Other assumptions which are varied include: loan rates, investment yields and growth rates. This is accomplished using a simulation model. Modeling techniques encompass contractual maturity, prepayment assumptions covering interest rate increases and decreases and index-driven repricing characteristics. The model projects changes in net interest income over a one-year period should interest rates rise, fall or remain constant. These effects are analyzed assuming interest rate increases or decreases of 100, 200 and 300 basis points. The model also incorporates key assumptions involving the Company’s ability to control and direct deposit rates, particularly on non-maturity categories. As of December 31, 2005, the simulation model indicated that over a twelve month horizon if interest rates were to increase 100 basis points, net income would increase $303,000. If interest rates were to decrease 100 basis points, net income would decrease $220,000.
     The economic value of equity calculation uses information about the Company’s assets, liabilities and off-balance sheet items, market interest rate levels and assumptions about the behavior of the assets and liabilities, to calculate the Company’s equity value. The economic value of equity is the market value of assets minus the market value of liabilities, adjusted for off-balance sheet items divided by the market value of assets. The economic value of equity is then subjected to immediate and permanent upward changes of 300 basis points in market interest rate levels, in 100 basis point increments, and a downward change of 100 basis points. The resulting changes in equity value and net interest income at each increment are measured against pre-determined, minimum EVE ratios for each incremental rate change, as approved by the board in the interest rate risk policy.
     The following table presents the Bank’s EVE ratios for the various rate change levels at December 31, 2005 and 2004:

	EVE Ratios
Changes in Interest Rates	2005	2004
300 basis point rise	7.60%	7.54%
200 basis point rise	7.43%	7.88%
100 basis point rise	7.33%	8.06%
Base rate scenario	6.86%	7.91%
100 basis point decline	5.24%	6.60%
     The preceding table indicates that at December 31, 2005, in the event of an immediate and permanent 100 basis point increase in prevailing market interest rates, the Bank’s EVE ratio, would be expected to increase and that in the event of an immediate and permanent decrease in prevailing market interest rates, the Bank’s EVE ratio would be expected to decrease.
     At December 31, 2005, the EVE increases in a rising rate scenario because the Company is asset sensitive and would have more interest earning assets repricing than interest-bearing liabilities. This effect is increased by periodic and lifetime limits on changes in rate on most adjustable-rate, interest-earning assets. The EVE decreases in a falling rate scenario because of the limits on the Company’s ability to decrease rates on some of its deposit sources, such as money market accounts and NOW accounts, and by the ability of borrowers to repay loans ahead of schedule and refinance at lower rates.
     The EVE ratio is calculated by the Company’s fixed income investment advisor, and reviewed by management, on a quarterly basis utilizing information about the Company’s assets, liabilities and off-balance sheet items, which is provided by the Company. The calculation is designed to estimate the effects of hypothetical rate changes on the EVE, utilizing projected cash flows, and is based on numerous assumptions, including relative levels of market interest rates, loan prepayments speeds and deposit decay rates. Actual changes in the EVE, in the event of market interest rate changes of the type and magnitude used in the calculation, could differ significantly. Additionally, the calculation does not account for possible actions taken by Funds Management to mitigate the adverse effects of changes in market interest rates.
     In managing its asset/liability mix, the Company, at times, depending on the relationship between long-term and short-term interest rates, market conditions and consumer preferences, may place somewhat greater emphasis on maximizing its net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to improve its net income. While the Company does have some exposure to changing interest rates, management believes that the Company is positioned to protect earnings throughout changing interest rate environments and that the Company’s market risk is reasonable at this time.
     The Company currently does not enter into derivative financial instruments, including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics and the Company has no market risk sensitive instruments held for trading purposes. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers such as commitments to extend credit and letters of credit. Commitments to extend credit and letters of credit are not recorded as an asset by the Company until the commitment is accepted and funded or the letter of credit is exercised.

Liquidity and Capital Resources
     The Company’s primary sources of funds are deposits, proceeds from principal and interest payments on loans and on investment securities. While maturities and scheduled amortization of loans and investment securities are a predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In a period of declining interest rates, mortgage loan prepayments generally increase. As a result, the proceeds from mortgage loan prepayments are invested in lower yielding loans or other investments which have the effect of reducing interest income. In a period of rising interest rates, mortgage loan prepayments generally decrease and the proceeds from such prepayments are invested in higher yielding loans or investments which would have the effect of increasing interest income.
     The Company’s liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. The primary investing activities of the Company are the origination of loans, the purchase of investment securities, and, to a lesser extent, the purchase of loans and loan participations. The Company manages the investing activities primarily by investing in or selling loans and investment securities. During 2005, the Company acquired Illinois Community. This transaction was an investing activity that was not part of the day to day operations of the Company. All other transactions such as the purchase of fixed assets and the reinvestment of investment security maturities are common activities of the Company.
     The Company’s investing activities have a direct correlation to the financing activities. Factors that influence the Company’s financing activities involve the collection of deposits and advances and repayments of borrowings. The Company has the ability to borrow funds from the FHLB. Additionally, the Company has approximately $20 million available on a line of credit from a third party financial institution. The issuance or purchase of stock also has a direct effect on the Company’s financing activities. Additional financing activities that the Company may engage in include the purchase and issuance of common stock, as well as, the payment of dividends on common stock. During 2005, the Company repurchased 178,865 shares of its common stock.
     The Company maintains a certain level of cash and other liquid assets to fund normal volumes of loan commitments, deposit withdrawals and other obligations. The following table summarizes significant contractual obligations and other commitments at December 31, 2005 (in thousands):

	Time	Long-term
Years Ended December 31,	Deposits	Borrowings (1)	Total
2006	$167,991	$16,341	$184,332
2007	61,937	31,449	93,386
2008	14,172	156	14,328
2009	5,101	10,165	15,266
2010	5,730	174	5,904
thereafter	—	438	438

Total	$254,931	$58,723	$313,654

Financial instruments whose contract amounts represent credit risk:
Commitment to originate loans			$3,787
Commitments to extend credit			56,873
Standby letters of credit			4,508

Total			$378,822

(1)	Fixed rate callable borrowings are included in the period of their modified duration rather than in the period in which they are due. Borrowings include fixed rate callable advances of $5 million and $2 million maturing in 2008 and 2011 which are callable in 2006. Trust preferred debentures of $10 million mature in both 2032 and 2034, but are callable in 2007 and 2009.
     The Company’s most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company’s operating, financing, lending and investing activities during any given period. Securities available-for-sale may also be utilized to meet liquidity needs. At December 31, 2005 and 2004, these liquid assets totaled $18.3 million and $13.3 million, respectively.
     Liquidity management for the Company is both a daily and long-term function of the Company’s management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances. At December 31, 2005, the Company had outstanding long-term borrowings totaling $58.7 million, of which $37.5 million were advances from the FHLB, $20.0 million were junior subordinated debt owed to unconsolidated trusts, and $1.2 million were funds from notes payable.
     At December 31, 2005, the Company had outstanding commitments to originate mortgage loans of $3.8 million, of which 95% were at fixed interest rates. These commitments provided that the loans would be secured by properties located, for the most part, in the Company’s primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that were scheduled to mature in one year or less from December 31, 2005, totaled $168.0 million. Based upon the historically stable nature of the Company’s deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $56.9 million at December 31, 2005.
     At December 31, 2005, the Company and Bank met all capital requirements as set by federal and state regulatory agencies. See Note 13 of the Notes to Consolidated Financial Statements and the discussion of the Company’s financial condition above.
Dividends
     The Federal Reserve Board’s policy is that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition, and that it is inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under certain circumstances, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if a bank subsidiary of the holding company is classified under prompt corrective action as “undercapitalized”.
     The Company’s primary source for cash dividends is the dividends received from our subsidiary bank. The Bank is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The Bank, in general, may not pay dividends in excess of its net profits. The Bank declared and paid dividends totaling $10.4 million, $2.5 million and $1.9 million to the Company, its sole stockholder, during 2005, 2004 and 2003, respectively.
     Cash dividends in the total amount of $.075 and $.30 per share were paid by the Company during 2004 and 2003, respectively. The Company discontinued payment of its quarterly cash dividend in 2004 in an effort to focus on the repurchase of shares, as well as to strengthen the capital of the Company for possible future acquisitions. The payment of future dividends, if any, will depend primarily upon the Company’s earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements.